Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q1 2005 Net Operating Income of $115.1 Million ($0.82 per share), An
Increase of 32% Over 2004; Net Income of $114.4 Million ($0.82 per share), An Increase of 21% Over
2004

New York — May 4, 2005 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the first quarter 2005.

Net income in the first quarter of 2005 was $114.4 million, or $0.82 per share, versus a first quarter 2004 net income of $94.4 million, or $0.66 per pro forma share (see footnote 1 at the end of this release).

Net operating income (see footnote 2 at the end of this release) for the first quarter of 2005 increased 32% to $115.1 million, or $0.82 per share, compared to first quarter 2004 net operating income of $87.5 million, or $0.62 per pro forma share. Net operating income excludes capital gains and losses and IPO and secondary offering expenses.

J. Kerry Clayton, President and Chief Executive Officer, said: “We are pleased with Assurant’s first quarter performance. All four of our businesses contributed to our strong growth in net operating income. We continue to demonstrate the strength of our diversified specialty insurance strategy and continue to deliver shareholder value and profitable growth.”

Net earned premiums of $1.6 billion in the first quarter of 2005 are unchanged from the same period in 2004.

Net investment income in the first quarter of 2005 increased to $164.2 million from $153.8 million in the first quarter of 2004 primarily as a result of an increase in average invested assets. The yield on average invested assets and cash and cash equivalents was 5.51% in the first quarter of 2005, compared to 5.43% in the first quarter of 2004 and 5.55% in the fourth quarter of 2004.

Reconciliation of Net operating income to Net income

	For the Three Months Ended
	March 31,	March 31,
	2005	2004
	(UNAUDITED)
	(amounts in millions, net of tax)

Assurant Solutions	$54.8	$40.1
Assurant Health	49.7	36.7
Assurant Employee Benefits	16.4	13.2
Assurant Preneed	7.0	6.5
Amortization of deferred gain on disposal of businesses	7.7	9.4
Interest expense and distributions on mandatorily redeemable preferred securities	(10.0)	(8.0)
Corporate and other	(10.5)	(10.4)

Net operating income	115.1	87.5

Adjustments:
Net realized gains on investments	0.3	9.2
Expenses directly related to the initial and secondary public offerings	(1.0)	(2.3)

Net income	$114.4	$94.4

Assurant Solutions

Assurant Solutions first quarter 2005 net operating income was $54.8 million, up 37% from first quarter 2004 net operating income of $40.1 million. Net operating income for the first quarter 2005 increased due to continued favorable loss experience in the specialty property business, as well as growth in investment income and fee income.

Assurant Solutions first quarter 2005 net earned premiums decreased 1% to $615.2 million from $623.1 million in the same year-ago period. The quarterly decline is a result of higher than normal premiums in the first quarter of 2004, primarily due to the timing of recognition of earned premiums in our extended service contracts business. Domestic credit insurance premiums continued to decline, offset by strong international growth.

Assurant Health

Assurant Health first quarter 2005 net operating income increased 35% to $49.7 million from $36.7 million in the same period in 2004. The increase in net operating income for the first quarter was driven by low medical loss ratios and expenses resulting in an 89.7% combined ratio.

Assurant Health first quarter 2005 net earned premiums of $549.5 million were essentially flat from the same period in 2004. Premium increases in the individual medical business were offset by declines in small group premiums.

Assurant Employee Benefits

Assurant Employee Benefits first quarter 2005 net operating income increased 24% to $16.4 million from net operating income of $13.2 million in the same period of 2004. Net operating income for the first quarter 2005 increased primarily due to improved life mortality and favorable expenses.

Assurant Employee Benefits first quarter 2005 net earned premiums grew 9% to $345.9 million from $318.0 million in the same period of 2004. Net earned premium increases for the first quarter of 2005 were primarily driven by higher disability premiums. Disability premiums include single premium amounts of $26.7 million in the first quarter of 2005 and $13.1 million in the first quarter of 2004 related to the assumption of closed blocks of disability claims.

Assurant Preneed

Assurant Preneed first quarter 2005 net operating income increased 8% to $7.0 million from net operating income of $6.5 million in the same period of 2004. The increase in net operating income for the first quarter 2005 is due to pricing actions taken to improve margins as well as a stabilization of investment yields.

Assurant Preneed first quarter 2005 net earned premiums decreased 9% to $121.2 million from $133.2 million in the same period of 2004 due to lower sales resulting from continued pricing discipline in a low interest rate environment.

Corporate

Amortization of deferred gains from businesses sold through reinsurance declined consistent with the anticipated run-off of these businesses. Interest expense in the first quarter of 2005 increased by $2.0 million after tax compared to the first quarter of 2004 due to the finalization of the current debt structure during the first quarter of 2004. Corporate and other net operating loss for the first quarter of 2005 was $10.5 million, compared to a loss of $10.4 million in the first quarter of 2004. Expenses include stock-appreciation-rights costs and public company costs, including expenses related to Sarbanes-Oxley 404 compliance.

Financial Position

March 31, 2005 total assets were $24.4 billion. In the first quarter of 2005, Assurant had after-tax net capital gains of approximately $0.3 million compared to net realized after-tax gains of $9.2 million in the first quarter of 2004.

Earnings Conference Call

Assurant will host a conference call on Thursday, May 5th at 10:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: Assurant. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 12:00 P.M. (ET) on May 5, 2005 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 5904459. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Employee Benefits; Assurant Health; Assurant Preneed; and Assurant Solutions — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.

The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com

Safe Harbor Statement Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share have been included as a measure of 2004 operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share. In 2005, earnings per share are based on actual average shares outstanding.

(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Three months Ended March 31, 2005 and 2004(unaudited)

	Three Months Ended March 31,
	2005	2004
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums and other considerations	$1,631,894	$1,625,238
Net investment income	164,200	153,824
Net realized gain on investments	492	14,224
Amortization of deferred gain on disposal of businesses	11,863	14,497
Fees and other income	53,905	52,125

Total revenues	1,862,354	1,859,908
Benefits, losses and expenses
Policyholder benefits	943,524	968,965
Selling, underwriting, general and administrative expenses	726,793	735,856
Interest expense and distributions on mandatorily redeemable preferred securities	15,314	12,326

Total benefits, losses and expenses	1,685,631	1,717,147

Income before income taxes	176,723	142,761
Income tax expense	62,325	48,383

Net income	$114,398	$94,378

Net income per share:
Basic	$0.82	$0.73
Diluted	$0.82	$0.73
Pro forma	N/A	$0.66

Dividends per share	$0.07	$—

Share Data:
Basic weighted average shares outstanding	139,736,533	129,521,599
Diluted weighted average shares outstanding	139,833,013	129,521,599
Pro forma weighted average shares outstanding	N/A	142,208,676

Assurant, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
At March 31, 2005 (unaudited) and December 31, 2004

	March 31,	December 31,
	2005	2004
	(in thousands)

Assets
Investments and cash and cash equivalents	$12,872,552	$12,955,128
Reinsurance recoverables	4,229,000	4,264,319
Goodwill	820,617	823,054
Assets held in separate accounts	3,472,170	3,717,149
Other assets	2,994,653	2,895,767

Total assets	24,388,992	24,655,417

Liabilities
Policyholder liability	13,466,699	13,381,936
Debt	971,631	971,611
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,472,170	3,717,149
Accounts payable and other liabilities	2,818,755	2,925,130

Total liabilities	20,753,415	21,019,986

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,379,048	3,297,268
Accumulated other comprehensive income	256,529	338,163

Total stockholders’ equity	3,635,577	3,635,431

Total liabilities and stockholders’ equity	$24,388,992	$24,655,417